CODE OF INVESTMENT ETHICS

EFFECTIVE December 2, 2024

TABLE OF CONTENTS

1.	Preamble	3

2.	Definitions	3

3.	Statement of General Fiduciary Principles	5

4.	Personal Securities Reporting by Access Persons	6

5.	General Prohibitions	7

6.	Personal Trading Pre-Clearance	8

7.	Special Rules Applicable to GLA OMS Users	10

8.	Special Rules Applicable to the Stamford Fundamental Equity Team	10

9.	Pre-Approval of Privately Placed Securities (Hedge Funds and other Private Funds)	11

10.	Exempted Transactions	11

11.	Trustee Approval and Reports	11

12.	Record Keeping	12

13.	Sanctions	12

14.	Condition of Employment or Service	13

15.	Descriptive Headings/Gender/Number	13

1.	Preamble

This Code of Ethics (“Code”) has been adopted by Great Lakes Advisors (“GLA” or “Adviser”) pursuant to and in recognition of the policies and requirements of Section 17(j) of the Investment Company Act of 1940 (the “Act”) and Rule 17j-1 thereunder, and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). In addition, when managing accounts of employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) and individual retirement accounts, the Adviser must comply with all applicable provisions of ERISA, the Internal Revenue Code of 1986, and applicable rules thereunder. This Code is intended to be in furtherance of and not in limitation of the duties and responsibilities to GLA and the persons subject to its provisions, whether arising by statute, regulation or otherwise.

In developing these policies and procedures, the Adviser considered the material risks associated with administering the Code. This analysis includes risks such as:

●	Access Persons do not understand the fiduciary duty that they, and the Adviser, owe to clients;

●	Access Persons and/or the Adviser fail to identify and comply with all applicable Federal Securities Laws;

●	Access Persons do not report personal securities transactions;

●	Access Persons trade personal accounts ahead of client accounts;

●

Violations of the Federal Securities Laws, the Code, or the policies and procedures set forth in the Adviser’s Compliance Manual, are not reported to the CCO and/or appropriate supervisory personnel and/or Access Persons;

●	The Adviser does not provide its Code and any amendments to all Access Persons; and The Adviser does not retain Access Persons’ written acknowledgements that they received the Code and any amendments.

2.	Definitions

Unless the context requires otherwise, the following definitions shall apply:

a.	“Adviser” shall mean:

i.

GLA, a Delaware Limited Liability Company that acts as the investment adviser, sub-adviser and manager for regulated investment companies registered under the Act, as well as other, non-investment company advisory clients.

b.	“Access Person” shall mean:

i.	Any director, officer, or employee of the Adviser (including interns, temporary, contract employees; and/or

ii.

Any company in a control relationship to the Adviser who obtains information concerning recommendations made to the Sub-Advised Fund or to or for the account of an Advisory Client regarding the purchase or sale of a security.

iii.	Any other person determined by the Adviser’s Compliance Department to be an Access Person.

c.

“Advisory Client” shall mean any client (including investment companies, managed accounts, and trust accounts) for which GLA serves as an investment adviser, renders investment advice, or makes investment decisions.

d.

“Beneficial Ownership” of a security by a person shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of that act and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which an Access Person has or acquires. For example, in addition to a person’s own accounts the term “Beneficial Ownership” encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing the person’s home, or certain trusts under which the person or a related party is a beneficiary or held under other arrangements indicating a sharing of financial interest.

e.	“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the Act.

f.	“Decision Trade” shall mean changes in a model portfolio.

g.	“De Minimis Trade” shall mean the purchase or sale of 1000 or fewer shares (in aggregate) of a High-Volume Security over seven calendar days.

h.	“GLA Trade Order Management System (“OMS”) Users” shall mean GLA OMS users who are not part of the Stamford Fundamental Equity Team.

i.

“High-Volume Security” shall mean a security of an issuer with a market capital value of $1 billion or more which, over a period of five (5) trading days prior to the time it is to be purchased or sold, had an average daily trading volume on a major United States securities exchange of 40,000 shares or more.

j.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

k.

“Investment Personnel” shall mean an Access Person who makes or participates in decisions regarding the discretionary purchase or sale of securities by or on behalf of the Sub-Advised Funds or an Advisory Client and any person such as an analyst or trader who directly assists in the process.

l.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

m.

“Outside Director of the Adviser” means an independent member of the Adviser’s board of directors who would not be deemed to be an “Interested Person” of the Adviser, as the term “interested person” is defined in Section 2(a)(19)(B) of the Act for any reason other than the fact that the person:

i.	is a director of the Adviser and/or

ii.	knowingly has any direct or indirect beneficial interest in securities issued by Wintrust Financial Corporation.

n.	“Person” means any director, officer or employee of GLA, or any person deemed as an Access Person.

o.

“Purchase or sale of a security” and “transaction” mean any acquisition or disposition (or agreement for the same) of a security and include the buying or writing of an option to purchase or sell a security.

p.

“Reportable Funds/Investment Vehicles” means exchange traded products (“ETPs”), e.g., exchange traded funds (“ETFs) exchange traded notes (“ETNs”), etc., unit investment trusts (“UITs”), any open-end funds (including ETFs) advised or sub-advised by the Adviser or open-end funds whose adviser, sub-adviser, or principal underwriter controls, is controlled by or is under common control with the Adviser.

q.

“Security” shall have the meaning set forth in Section 2(a)(36) of the Act and includes, without limitation, stocks, bonds, notes, bills and debentures and any interest commonly known as a security including investments in Limited Offerings. It shall not include shares of non-affiliated registered open-end investment companies, direct obligations of the Government of the United States, short term debt securities which are “government securities” within the meaning of Section 2(a)(16) of the Act, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt securities. For the avoidance of doubt, the term “security” includes all open-end funds (including ETFs) advised or sub-advised by the Adviser, open-end funds (including ETFs) whose adviser, sub-adviser, or principal underwriter controls, is controlled by or is under common control with the Adviser, closed-end funds (“CEFs), private funds and private placements. The term “security” shall include any separate security:

i.	which is convertible into, exchangeable for or which confers a right to purchase a security, or

ii.	into which a security is convertible, for which it is exchangeable, or which may be purchased upon the exercise of a right conferred by such security.

r.

“Stamford Fundamental Equity Securities” shall mean securities held in or being considered for purchase in Stamford Fundamental Equity strategies, i.e., Large Cap Core, Large Cap Value, Focused Large Cap Value, Small Cap Core, Small Cap Value and Small/Mid Cap strategies managed out of GLA’s Stamford, CT office.

s.

“Stamford Fundamental Equity Team Personnel” shall mean Stamford Fundamental Equity portfolio managers, analysts, traders, compliance, operations, client service, and marketing personnel supporting those investment teams. Additional personnel may be included in this definition as deemed necessary by the CCO or designee.

t.	“Sub-Advised Fund” shall mean a Reportable Fund established as an open-end fund (including ETFs) registered under the Investment Company Act of 1940 which is sub-advised by GLA.

u.

Virtual currency or cryptocurrency coins: Any Access Person who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered securities, the coins or tokens will be considered Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

v.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. The fact that a security is included in a data base utilized by the Adviser shall not itself mean that a transaction in such security is being considered.

3.	Statement of General Fiduciary Principles

While the Adviser believes that individual investment activities should not be prohibited, their philosophy has always been to avoid conflicts of interest (or even the appearance of conflict) between client services, investment adviser transactions, and personal investments. This inevitably places restrictions on the freedom in investment activities of persons associated with the Adviser. This Code of Ethics has been adopted to meet these concerns.

The general fiduciary principles governing this Code shall be that:

a.	in any situation where the potential for conflict exists, transactions for clients must take precedence over personal transactions,

b.

all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility,

c.	no person associated with the Adviser shall take inappropriate advantage of his or her position, and

d.	the policy of the firm is to encourage long-term investing and discourage rapid trading or market timing strategies.

Should any situation arise not specifically governed by this Code, these general fiduciary principles shall govern the resolution of the matter. Accordingly, this Code shall be interpreted in furtherance of such general fiduciary principles and the general policies of Section 17(j) of the Act and Rule 17j-1 thereunder, and Rule 204A-1 of the Advisers Act.

Compliance with the Code of Ethics is a condition of employment/registration with the Adviser and willful violation of its provisions may be cause for termination of employment/registration. Taking into consideration all relevant circumstances, management of the entity employing the individual in question will determine what action is appropriate for any breach of its provisions, subject to the recommendation of the CCO, or designee as described below. The decision of management will also govern questions of interpretation arising under this Code.

4.	Personal Securities Reporting by Access Persons

The Code requires Access Persons to conduct any personal securities trading activities in compliance with the provisions of the code and to report their personal securities transactions and holdings to the CCO, or designee, which is required to review these reports. Non-affiliated ETPsand UITs are required to be reported, however not required to be pre-cleared.

Additional rules are in place for the Stamford Fundamental Equity Team Personnel and GLA OMS Users.

a.

Except as provided in Sections 4.b. of this Code, every Access Person shall report the information as described in Section 4.c. of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control. A transaction by or for the account of the spouse, or any other family member living in the home is considered to be the same as a transaction by the Access Person. Also, a transaction for any account in which the Access Person has any economic interest (other than an economic interest arising solely from fees paid by an account of an unrelated client) and has or shares investment control is generally considered the same as a transaction by the Access Person.

b.

An Outside Director of the Adviser need not report a transaction unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Adviser, should have known at the time of the transaction that, within 15 days before or after the date of the transaction by the director, such security is or was purchased or sold by the Sub-Advised Fund or Advisory Client or was being considered for purchase or sale by the Sub-Advised Fund or Advisory Client.

c.

Every transaction report required under Section 4.a. shall be made no later than 30 days after the end of the calendar quarter through the Firm’s web-based personal trade monitoring system. Information captured shall include:

i.	Transaction Information (date, title, rate, maturity, quantity, nature, price)

ii.	Name of Broker where Brokerage Accounts are held,

iii.	Date of the Report

iv.	Opening of New Brokerage Accounts

a.	Date the Account(s) was/were established.

d.

Each Access Person (except for Outside Directors) shall disclose to the CCO, or designee, using the firm’s web-based monitoring system all of his or her personal securities holdings at the time his or her employment commences (or upon becoming an Access Person) and annually thereafter. An initial holdings report shall be made within 10 days after the commencement of employment (or becoming an Access Person). Annual reports shall be made within 45 days after the end of the calendar year. The information contained in either report must be current as of a date within 45 days of the date of submission. Information captured shall include:

i.	Securities Held (title, quantity),

ii.	Name of Broker where Brokerage Accounts are Held, and

iii.	Date of the Report

e.	The Adviser shall identify all Access Persons who are under a duty to make reports pursuant to this Section 4 and shall inform such persons of such duty.

f.	The CCO, or designee, shall be responsible for implementing compliance procedures to review reports made pursuant to this Section.

5.	General Prohibitions

a.

Unless an exception exists elsewhere in the Code, no Access Person shall purchase or sell, directly or indirectly, for himself/herself or any relative or associate, any security in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale:

i.	Is being considered for purchase or sale by the Sub-Advised Funds or an Advisory Client;

ii.	Is being purchased or sold by the Sub-Advised Funds or an Advisory Client;

iii.	Until the Sub-Advised Fund’s or the Advisory Client’s transaction has been completed or consideration of such transaction is abandoned.

b.

No Access Person shall subscribe to any Initial Public Offering (“IPO”) or sell short any security held by the Sub-Advised Funds or the account of an Advisory Client, including “short sales against the box”.

c.	No Access Person shall trade in any Option.

d.

No Access Person shall sell any security or other property in which he has Beneficial Ownership to the Sub-Advised Funds or the account of an Advisory Client or purchase any security or other property in which he acquires Beneficial Ownership by reason of the transaction from the Sub-Advised Funds or the account of an Advisory Client except, in the case of the Sub-Advised Funds, securities issued by the Sub-Advised Funds.

e.

No Access Person shall discuss with or otherwise inform others of any contemplated security transaction by the Sub-Advised Funds or an Advisory Client, including nonpublic portfolio holdings information of the Sub-Advised Funds, except in the performance of his or her duties of employment or in an official capacity and in no event for personal gain or for the benefit of others. No such person shall release information to dealers or brokers or otherwise (except to those concerned with a transaction) as to any investment portfolio changes on behalf of the Sub-Advised Fund or an Advisory Client, proposed or in process, except:

i.	when the disclosure results from the publication of a prospectus;

iv.	pursuant to the Sub-Advised Funds’ Policy on Release of Portfolio Holdings;

v.	in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge; or

vi.	as legally required.

f.	Trading on “inside information” is prohibited, under all circumstances. For more information, refer to the GLA policies on “inside information.”

g.

No Access Person or his or her spouse shall serve on the board of directors of a publicly traded company without first having received authorization of the CCO, or designee, based upon its determination that the board service would be consistent with the interests of the Adviser and its clients.

h.	Access Persons are forbidden from serving on the board of directors of a publicly traded company that is a portfolio holding of a Sub-Advised Fund or Advisory Client.

i.	No Access Person shall:

i.	Employ any device, scheme or artifice to defraud;

ii.	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

iii.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

iv.	Engage in any manipulative practice.

6.	Personal Trading Pre-Clearance

a.

Access Persons must pre-clear every purchase or sale of a Security, (including CEFs, Private Funds, Private Placements and Limited Offerings) unless they are excluded from pre-clearance per Section 10 sub-paragraphs (a) through (c). Securities transactions must be pre-cleared using the firm’s web-based personal trade monitoring system. Limit orders are only allowable if entered as day limit orders. In granting or withholding approval of any purchase or sale of a security, the CCO, or designee, shall give due consideration to the type of security involved, the number of shares or units of the security outstanding, whether the security is traded only over the counter or is listed on an exchange, the volume of trading in such security, the possible effect of the proposed transaction on the market price of the security, and any other factors it deems relevant. Any transaction for which pre-clearance was granted must be entered on the date of approval plus two (2) business days after. A new request is required for transactions entered after that period. The CCO shall establish procedures to monitor investment activity of persons to whom pre-clearances have been granted. The CCO, or designee, shall not approve a pre-clearance for his or her own trade request.

b.

All brokerage or commodity account relationships of Access Persons are to be disclosed to the CCO, or designee, and instructions given to the brokers that a copy of each confirmation and account statement related to those accounts must be captured by the Firm’s designated system for review by the CCO, or designee. The CCO, or designee, shall receive, on a timely basis, copies of all transaction confirmations in such accounts as well as copies of periodic statements.

c.

It is prohibited for any Access Persons to influence the allocation of brokerage for direct or indirect personal or familial benefit. Access Persons must disclose to the CCO, or designee, if any of their family members are in the securities business and might be in a position to benefit as a result of the Access Person’s activities. Such disclosure shall not be deemed evidence that they have conferred any benefit, directly or indirectly, on such family member.

d.

Investment Personnel owning an equity security being added to a “buy list” or an “approved list” or having a convertible or equivalent (for example, single stock ETFs) position in such security must disclose the fact of their ownership or position to the respective CIO. The CIO will subsequently report this information for review by the CCO or designee. The CCO, or designee, may require sale of the security or closure of the option position by the Investment Personnel to avoid the appearance of any impropriety. The CCO, or designee, shall maintain a written record of such disclosures and any actions taken in response to them.

e.

No Access Person shall purchase or sell, directly or indirectly, for himself or any relative or associate, any security in which he or such relative or associate has, or by reason of such transaction acquires, any Beneficial Ownership (a “personal transaction”) without first having obtained the prior approval of the CCO, or designee, as provided in Section 6.a. of this Code.

f.

No Access Person shall accept favors of more than de minimis value (Access Persons may not accept gifts valued at more than $100 per provider per year) or preferential treatment from broker-dealers or any special benefit or consideration because of his or her association with GLA. To this end, no Access Person who is in a position to influence the placement of brokerage for the Sub-Advised Fund or for the account of any Advisory Client shall subscribe to Limited Offerings other than for bona fide investment in accordance with the normal investment practice of such person or shall own beneficially any security of a brokerage or investment banking firm (other than Wintrust Investments), and after having received specific approval of the CCO, or designee, pursuant to Section 6.a. of this Code. Additionally, such person, who has received the approval required by the preceding sentence, and who purchases such security shall disclose such investment when he plays a part in any subsequent consideration of an investment in the securities of such issuer by the Sub-Advised Fund or an Advisory Client, and any decision to so invest in the securities of such issuers shall further be subject to confirmation by personnel with no such personal interest in the matter.

g.

No Access Person shall buy or sell a security (other than through a “de minimis Trade,” which has been precleared by the CCO, or designee, pursuant to Section 6.a. of this Code) within seven (7) calendar days before and after the Sub-Advised Funds or an account of an Advisory Client those trades in that security. Any profits realized on trades within the proscribed periods shall be disgorged. Exceptions may be made, on a case-by-case basis, by the CCO, or designee.

h.

Access Persons are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within thirty (30) days are generally regarded as short-term trading. Exceptions may be made, on a case-by-case basis, by the CCO, or designee.

i.

Regarding Sections 6.g. and 6.h., personal transactions will be reviewed by the CCO, or designee, taking into consideration all relevant factors and based on the review, may require that the profits from the personal transaction be disgorged. Any profits disgorged under Sections 6.g. or 6.h., above, shall be paid to a charity to be selected by the Adviser in consultation with the Access Person who realized such profits, subject to approval of the CCO, or designee.

7.	Special Rules Applicable to GLA Trade Order Management System (“OMS”) Users

This section applies to GLA OMS users who are not part of the Stamford Fundamental Equity Team. Additional personnel may be included in this definition as deemed necessary by the CCO or designee.

a.	General Prohibition on Personal Trading of Stamford Fundamental Equity Securities

GLA OMS Users are prohibited from buying, selling, selling short or otherwise trading in Stamford Fundamental Equity Securities (other than through a “de minimis trade,” which has been precleared by the CCO, or designee, pursuant to Section 6.a. of this Code).

An exception to this prohibition may be made, on a case-by-case basis, by the CCO, or designee.

b.	Pre-Clearance to sell securities in the firm’s web-based trading system

Notwithstanding the general prohibition in paragraph a. above, GLA OMS users may sell Stamford Fundamental Equity Securities held prior to employment with the Adviser by obtaining pre-clearance by the Compliance Department. Generally, the pre-clearance request should apply to the GLA OMS User’s entire position in the Stamford Fundamental Equity Security. Any such pre-clearance exception will be documented by the Compliance Department.

The Compliance Department will generally pre-clear a request to sell a Stamford Fundamental Equity Security if the request meets de minimis trade criteria or, in the case of a non de minimis request, (i) the Adviser has not decided to trade in the security on the same day or within the past 7 trading days and the security is not being considered by the Adviser for a future decision trade, and (ii) the security does not otherwise present a conflict with the Adviser’s business. Any transaction for which preclearance was granted must be entered on the day of approval. A new request is required for transactions entered after that period.

8.	Special Rules Applicable to the Stamford Fundamental Equity Team Personnel

a.	General Prohibition on Personal Trading of Securities

Except as otherwise provided herein, Stamford Fundamental Equity Team personnel are prohibited from buying, selling, selling short or otherwise trading in Securities (with the exception of open-end funds (including ETFs) and private funds advised or sub-advised by the Adviser or open-end funds (including ETFs) and private funds whose adviser, sub-adviser, or principal underwriter controls, is controlled by or is under common control with the Adviser) in their personal accounts.

An exception to this prohibition may be made, on a case-by-case basis, by the CCO, or designee.

The Compliance Department will review quarterly account statements to confirm that Stamford Fundamental Equity Team Personnel have not traded any Securities in personal accounts in violation of this policy. Access Persons are required to confirm that they have not traded in Covered Securities in their Quarterly Transactions Report.

b.	Pre-Clearance to sell securities in the firm’s web-based trading system

Notwithstanding the general prohibition in paragraph a. above, an Access Person on the Stamford Fundamental Equity Team may sell Securities held prior to employment with the Adviser by obtaining pre-clearance by the Compliance Department. Generally, the pre-clearance request should apply to the Stamford Fundamental Equity Team Personnel’s entire position in the Security. Any such pre-clearance exception will be documented by the Compliance Department.

The Compliance Department will pre-clear a request to sell a Security if (i) the Adviser has not decided to trade in the security on the same day or within the past 7 trading days and the security is not being considered by the Adviser for a future decision trade, and (ii) the security does not otherwise present a conflict with the Adviser’s business. Any transaction for which preclearance was granted must be entered on the day of approval. A new request is required for transactions entered after that period. Trading in Reportable Funds is not subject to trading prohibition or pre-clearance requirement but is subject to reporting and review by the Compliance Department.

9.	Pre-Approval of Privately Placed Securities (Hedge Funds and other Private Funds)

Since brokerage statements and confirmations generally do not include privately placed securities, any privately placed securities, including investments - whether initial or add-on investments - in hedge funds, private equity funds and other private funds, or derivatives purchased or sold by an Access Person, must be pre-cleared by the CCO, or designee.

10.	Exempted Transactions

The prohibitions of Section 5(a) and Section 6 of this Code shall not apply to the following transactions:

a.	Purchases or sales of Wintrust Financial Corporation’s securities, or securities of any other affiliated entity of the Adviser.

b.	Purchases that are part of an automatic dividend reinvestment plan, or automatic investment plan.

c.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

d.

Purchases or sales, which receive the prior approval of the CCO, or designee, because they would be very unlikely to affect an institutional market or because they clearly are not related economically to the securities to be purchased, sold, or held by the Sub-Advised Funds or an Advisory Client. The decision of the CCO, or designee, shall be final regarding any request for prior approval; provided however, in cases involving a director of the Adviser, the CCO, or designee, may in its discretion refer the decision to the Board of Directors of the Adviser, and such Board shall act without the participation of any member who may be seeking such approval.

11.	Trustee Approval and Reports

a.

At the request of Sub-Advised Funds, the Adviser will prepare an annual report to the Board of Trustees of the Sub-Advised Funds that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; identifies any recommended changes in existing restrictions or procedures based upon the Adviser’s experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations; and certifies adoption of such procedures reasonably necessary to prevent Access Persons from violating the code of ethics and any other certifications as required by Rule 17j-1.

b.

The Adviser shall submit this Code to the Board of Trustees of any Sub-Advised Funds for approval within the time frames required by Rule 17j-1. Any material changes to this Code shall be submitted to such board.

c.

All reports required to be made hereunder shall be delivered to and preserved by the Adviser in accordance with this Code and applicable regulations for the benefit of the entity for which such report is made.

12.	Record Keeping

The Adviser shall maintain the following records in the manner specified:

a.	A copy of this Code and any amendment thereof which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place;

b.

A record of any violation of this Code, or any amendment thereof, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

c.

A copy of each report made by an Access Person pursuant to this Code shall be preserved by the entity receiving the report for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

d.	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

e.

A list of the names of all persons who are, or within the past five years, have been, responsible for reviewing the reports filed pursuant to Section 4 of this Code shall be maintained in an easily accessible place.

f.	A record of any approvals granted pursuant to Section 6.a. shall be preserved for a period of five years from the end of the fiscal year in which such approval is given.

g.

A record of any decision, and the reasons therefore, to permit investments in IPOs and Limited Offerings shall be preserved for at least five years after the end of the fiscal year in which the approval was granted.

h.

A copy of each report made pursuant to Sections 7, 8 and 9 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

i.

Copies of all records required under Section 10 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

The Adviser shall maintain and preserve the records in a central location.

13.	Sanctions

Upon discovery of a violation of this Code, the Adviser may impose such sanctions as they deem appropriate including, without limitation, a letter of censure, suspension, or termination of employment. Additionally, all violations of this Code which involve the portfolio securities of the Sub-Advised Funds, if any, shall be reported to the Board of Trustees of the Sub-Advised Funds.

The Board of Directors of the Adviser may in its or their discretion delegate to the CCO some or all of the responsibility for investigating and reviewing possible violations of this Code and determining appropriate sanctions, therefore.

14.	Condition of Employment or Service

a.

All Access Persons shall always conduct themselves in the best interests of the Sub-Advised Funds and Advisory Clients. Compliance with the Code shall be a condition of employment or continued affiliation with the Adviser and conduct which is not in accordance therewith shall constitute grounds for the imposition of sanctions including those herein provided.

b.

Each Access Person must certify annually through the firm’s web-based monitoring system that he or she has read and understands this Code, has complied with its requirements, and has disclosed or reported all personal securities transactions as required.

15.	Descriptive Headings/Gender/Number

Titles to Sections are intended for informational purposes only. The use of any gender shall include all genders and the use of any number shall be construed as singular or plural.